FOR IMMEDIATE RELEASE

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Media: Chris Allman-Bradshaw – 336-436-8263
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LABCORP EXTENDS LEADERSHIP IN WOMEN’S HEALTH WITH ACQUISITION OF OVIA HEALTH

Transaction Improves Patient Experience, Patient Outcomes and Aims to Reduce Health Care Costs
BURLINGTON, N.C., August 12, 2021 — Labcorp (NYSE: LH), a leading global life sciences company, today announced that it has acquired Ovia Health, a digital health platform used by millions of women seeking information and support with family planning, pregnancy and parenting.

The transaction extends Labcorp’s position as a leading, go-to source for women’s health insights, opens new avenues for personalized care experiences and fosters better dialogue between health care providers and their patients.

“Patients, doctors and health systems are increasingly using digital health solutions to inform health care and treatment options,” said Dr. Brian Caveney, chief medical officer and president, Labcorp Diagnostics. “We’re excited to expand our leadership in women’s health solutions by bringing Ovia Health’s trusted health content and easy-to-use digital platforms to our patients and customers. We welcome Ovia Health’s innovative and dedicated team to Labcorp and look forward to bringing the combination of our strengths in women’s health to our customers.”

Labcorp, through its wide-ranging specialty testing services and deep diagnostics and genetics expertise, is a leader in women’s health. The company supports OB-GYNs and primary care doctors by providing essential testing, screening, educational support and clinical trial options for women including expectant mothers. This creates a better understanding of a patient’s health and potential risks and enables that patient to become more engaged in her wellbeing and pregnancy.

“Joining Labcorp enables us to broaden our impact and improve every woman’s opportunity to have a healthy pregnancy and access necessary care and resources,” said Paris Wallace, Ovia Health’s CEO and co-founder. “Our combined capability will enable us to significantly expand our reach, enrich our content and explore new methods of promoting a holistic approach to improving women’s health. We’re particularly excited about developing new products and services with Labcorp that fulfill the unmet needs of individuals with reproductive health conditions.”

The acquisition marks Labcorp’s continued investment in its women’s health capabilities and represents the next step in a collaborative relationship developed during the past year. The two companies began exploring ways of leveraging their shared commitment to improving patient outcomes following a strategic investment from Labcorp’s Venture Fund in August 2020. Labcorp and Ovia Health are uniquely positioned to harness the power of science and data, positioning Labcorp as the preeminent choice for providers and health plans looking to enhance their patients’ experience.

Ovia Health, one of the first “femtech” companies, has supported more than 15 million family journeys through its suite of interactive, experience-focused platforms. The company has about $20 million in annual revenues and maintains key partnerships with leading universities and research groups, generating a wealth of personal health data and patient insights. Additionally, Ovia Health furnishes numerous employers and health plans with valuable clinical, health and wellness programs to enhance their existing offerings.

Kilpatrick Townsend & Stockton LLP served as legal advisor to Labcorp. Raymond James & Associates, Inc. served as exclusive financial advisor and Foley Hoag LLP served as legal advisor to Ovia Health.

Specific terms of the transaction were not disclosed.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With more than 70,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.0 billion in FY2020. Learn about Labcorp at www.Labcorp.com, or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to statements with respect to the transaction, the anticipated impact of the transaction on women’s health, and the potential to expand the Ovia Health digital platforms.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, our ability to implement our plans, forecasts and other expectations with respect to women’s health; the impact of the COVID-19 pandemic and its impact on our business and financial condition and on general economic, business, and market conditions; our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic, competitive actions and other unforeseen changes and general uncertainties in the marketplace; changes in government regulations, including health care reform; customer purchasing decisions, including changes in payer regulations or policies; other adverse actions of governmental and third-party payers; changes in testing guidelines or recommendations; federal, state, and local government responses to the COVID-19 pandemic; the effect of public opinion on the company’s reputation; adverse results in material litigation matters; the impact of changes in tax laws and regulations; failure to maintain or develop customer relationships; our ability to develop or acquire new products and adapt to technological changes; failure in information technology, systems or data security; adverse weather conditions; the number of revenue days in a financial period; employee relations; personnel costs; and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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